UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 4, 2009

General Electric Company
(Exact name of registrant as specified in its charter)

New York	001-00035	14-0689340
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3135 Easton Turnpike, Fairfield, Connecticut		06828-0001
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (203) 373-2211

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

(1)

Item 8.01.  Other Events.

On August 4, 2009, General Electric Company (GE) announced that it had reached a settlement with the Securities and Exchange Commission (SEC) in connection with an ongoing SEC investigation previously disclosed in our SEC reports.  Consistent with standard SEC practice, we neither admit nor deny the allegations in the SEC’s complaint.  Under the terms of the settlement, the Company consented to the entry of a judgment requiring it to pay a civil penalty of $50 million and to comply with the federal securities laws.  This settlement, which brings the SEC investigation of GE to a close, relates to four accounting matters arising in 2002 - 2003: the application of SFAS 133 to GE’s since-discontinued commercial paper hedging program and, separately, to certain swap derivatives where fees were paid or received at inception; a change in accounting for profits on spare parts in the commercial aviation engine business; and certain year-end transactions in the Rail business.  All of these items were reviewed or discussed with KPMG, which audited the Company’s financial statements throughout the periods in question.  GE has previously corrected our prior period financial statements for the effect of each of these accounting matters in SEC filings made between May 2005 and February 2008, and no further corrections are required.

GE cooperated with the SEC over the course of its investigation, and GE and its Audit Committee conducted their own comprehensive review in conjunction with the SEC investigation.  The Company reviewed and produced approximately 2.9 million pages of e-mails and other documents to the SEC and incurred approximately $200 million in external legal and accounting expenses to ensure that all issues were addressed appropriately.  We have concluded that it is in the best interests of GE and its shareholders to resolve this matter and put it behind us on the basis announced today.

GE has implemented a number of remedial actions and internal control enhancements, as previously described in our SEC reports, including measures to strengthen our controllership and technical accounting resources and capabilities.

(2)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

General Electric Company
(Registrant)

Date: August 4, 2009	/s/ Jamie S. Miller
Jamie S. Miller
Vice President and Controller

(3)